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                                                        Exhibit 12.1

                UAL Corporation and Subsidiary Companies

            Computation of Ratio of Earnings to Fixed Charges



                                       Year Ended December 31
                                1997    1996    1995    1994    1993
                                ----    ----    ----    ----    ----
Earnings:                                  (In Millions)
 Earnings (loss) before
  income taxes and
  extraordinary items         $1,524  $  970  $  621  $  171  $  (47)
 Undistributed earnings
  of affiliate                   (16)    (49)    (38)    (19)      -
 Fixed charges, from below       991   1,112   1,239   1,052   1,109
 Interest capitalized           (104)    (77)    (42)    (41)    (51)
                               -----   -----   -----   -----   -----
 Earnings                     $2,395  $1,956  $1,780  $1,163  $1,011
                               =====   =====   =====   =====   =====

Fixed charges:

 Interest expense             $  286  $  295  $  399  $  372  $  358
 Interest expense on
  affiliate's guaranteed debt      -       -       -       -       5
 Portion of rental expense
  representative of the
  interest factor                705     817     840     680     746
                               -----   -----   -----   -----   -----
 Fixed charges                $  991  $1,112  $1,239  $1,052  $1,109
                               =====   =====   =====   =====   =====

Ratio of earnings to
 fixed charges                  2.42    1.76    1.44    1.10     (a)
                               =====   =====   =====   =====   =====

_____________
(a) Earnings were inadequate to cover fixed charges by $98 million in 1993.
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